UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2013

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 9, 2013 we entered into a Loan and Security Agreement (“Loan Agreement”) with White Oak Global Advisors, LLC, as a lender (“Lender”) and as collateral agent for the lenders thereunder (“Lenders”), pursuant to which the Lenders will provide us with a term loan in the original principal amount of $33.0 million (the “Loan”). The Loan is expected to fund on or before July 31, 2013 (the “Funding Date”). We previously entered into a Loan and Security Agreement with Silicon Valley Bank and Oxford Finance LLC (together, the “Prior Lenders”) on December 8, 2011 (the “Prior Loan Agreement”). On the Funding Date, payments of approximately $32.3 million to the Prior Lenders from the Loan proceeds will be made to satisfy amounts due under the Prior Loan Agreement, and the Prior Loan Agreement will then be retired in its entirety. The Loan bears interest at a rate of (a) 11.0% per annum, payable in cash quarterly; and (b) 3.0% per annum, payable in kind quarterly, through addition of such interest to the Loan principal on the interest payment date.

We will be obligated to pay only interest on the Loan until the Loan’s maturity date, which is December 30, 2017. At our option, we may prepay all or a portion of the outstanding principal balance, subject to paying (i) a prepayment fee of (a) 5.00% of the principal amount of the Loan prepaid if our prepayment is made on or before the first anniversary of the Funding Date or if an event of default exists; (b) 4.00% of the principal amount of the Loan prepaid if our prepayment is made after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date; (c) 3.00% of the principal amount of the Loan prepaid if our prepayment is made after the second anniversary of the Funding Date but on or before the third anniversary of the Funding Date; (d) 2.00% of the principal amount of the Loan prepaid if our prepayment is made after the third anniversary of the Funding Date but on or before the fourth anniversary of the Funding Date; or (e) 1.00% of the principal amount of the Loan prepaid if our prepayment is made after the fourth anniversary of the Funding Date, and (ii) if the prepayment is prior to the first anniversary of the Funding Date, interest that would accrue through the first anniversary on the principal amount of the Loan prepaid.

In connection with entering into the Loan Agreement, we have paid to the Lenders a facility fee of $990,000 and we have agreed to pay the Lenders’ expenses (including reasonable attorney’s fees) incurred in connection with the Loan through and after the Funding Date. During the term of the Loan we will pay certain annual servicing, administration and monitoring fees. The Loan Agreement contains customary events of default, including if we fail to make a payment on its due date, fail to perform specified obligations, fail to comply with certain covenants in the Loan Agreement, experience a material adverse change, or becomes insolvent. In connection with the Loan Agreement, we granted the Lenders a first priority security interest in substantially all of our assets now owned or hereafter acquired, and all proceeds and products thereof. Two of our wholly-owned subsidiaries, AorTx, Inc. and Hansen Medical International, Inc., guaranteed our obligations under the Loan and have granted first priority security interests in their assets to secure their guarantee obligations. We additionally agreed to pledge to the Lender shares of each of our direct and indirect subsidiaries as collateral for the Loan.

We are also subject to certain affirmative and negative covenants, including a requirement to maintain $15,000,000 of liquidity ($5,000,000 of which shall be restricted funds subject to Lenders’ control) and limitations on our ability to: undergo certain change of control events; convey, sell, lease, transfer, assign or otherwise dispose of our assets; create, incur, assume, or be liable with respect to certain indebtedness; grant liens; pay dividends and make certain other restricted payments; make loans, acquisitions, or certain investments; create subsidiaries or enter into joint ventures; repurchase certain equity interests; make payments on any subordinated debt; make material changes to our core business or the core business of any of our subsidiaries; enter into transactions with any of our affiliates outside of the ordinary course of business; or permit our subsidiaries to do the same. We are also required to make mandatory prepayments upon certain events of loss and certain dispositions of our assets as described in the Loan Agreement.

The Loan Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K is incorporated herein by reference. The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of our company is incorporated by reference herein.

Item 8.01. Other Events.

On July 10, 2013, we issued a press release announcing the entry into the Loan Agreement described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Loan and Security Agreement among Hansen Medical, Inc. and White Oak Global Advisors, LLC, dated as of July 9, 2013.

99.1	Press Release titled “Hansen Medical to Replace Current Debt Facility with new $33 Million, Interest-Only Debt Facility Through 2017” dated as of July 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: July 10, 2013	/s/ Peter J. Mariani
Peter J. Mariani
Chief Financial Officer